EXHIBIT 99.1


 NEWS RELEASE

 SUMMARY:  WORLD ACCESS AND TELCO SYSTEMS EXECUTE AMENDMENT TO MERGER
 AGREEMENT

 FOR IMMEDIATE RELEASE

 Atlanta, Georgia -- October 28, 1998 -- World Access, Inc. (Nasdaq: WAXS) and Telco Systems, Inc. (Nasdaq: TELC) announced today that they have executed the definitive amendment to their existing agreement to merge the two companies. The amendment makes effective the companies' previously announced agreement in principle to amend the merger agreement to establish a minimum purchase price ($12.00 calculated in accordance with the merger agreement) to be received by Telco Systems stockholders in the proposed merger and to provide World Access with the option to pay a portion of the merger consideration in the form of cash, subject to certain limitations to ensure tax-free treatment to Telco Systems stockholders in respect of the shares of World Access common stock that they receive.

 World Access and Telco Systems expect to mail the merger proxy by mid-November and to consummate the merger in the late November to early December timeframe.

 World Access, Inc. develops, manufactures and markets wireline and wireless switching, transport and access products for the global telecommunications markets. The Company's products allow telecommunications service providers to build and upgrade their central office and outside plant networks in order to provide a wide array of voice, data, and video services to their business and residential customers. The Company offers digital switches, billing and network telemanagement systems, cellular base stations, fixed wireless local loop systems, intelligent multiplexers, microwave and millimeterwave radio systems and other telecommunications network products. To support and complement its product sales, the Company also provides its customers with a broad range of design, engineering, manufacturing, testing, installation, repair and other value-added services.

 Telco Systems' integrated access solutions- that are deployed at the network edge- provide organizations with a flexible, cost-effective means of transmitting voice, data, and video traffic over public and private networks. These products are used in a wide variety of applications by network service providers, such as interexchange carriers, local exchange carriers, government agencies, utilities and wireless service providers, as well as by corporations around the world.

      This press release contains forward-looking statements that involve risks and uncertainties. Actual results, including the level of earnings of both World Access and Telco Systems, and the success of the proposed merger may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with acquisitions, such as difficulties in the assimilation of operations, technologies and products of the acquired companies, risks of entering new markets, competitive response, and a downturn in the telecommunications industry. For a more detailed description of the risk factors associated with World Access and Telco Systems, please refer to the SEC filings of the respective companies.

 Company Contact:
 Nancy L. de Jonge, World Access, Inc.  (404-231-2025)

 Betty Rock, Telco Systems, Inc. (781-255-2214)